EXHIBIT 99.3
H3C Summary Financial Information Provided to Bank Lenders
H3C Holdings Limited
For the Fiscal Quarters Ended March 31, 2009 and 2008
(Unaudited; amounts in thousands except percentages)
Unit: US$K for Amounts

Items		FY 2009	FY 2008
(1)	Sales	$208,426	$187,101
(2)	Gross profit	$125,660	$108,658
(3)	Gross profit as a percent of sales	60.3%	58.1%
(4)	Consolidated Adjusted EBITDA (a)	$75,490	$60,209
(5)	Consolidated Adjusted EBITDA as a percent of sales	36.2%	32.2%
(6)	Taxes	$8,296	$(4,398)
(7)	Deferred income tax	$179	$(6,416)
(8)	Consolidated Net Income (a)	$45,274	$30,444
(9)	Net Income based on GAAP	$45,274	$30,444
(10)	Cash, Cash equivalents and short term investments	$568,315	$404,049
(11)	Net property plant and equipment	$12,640	$20,761
(12)	Consolidated Working Capital (a)	$20,201	$(50,136)
(13)	Consolidated Capital Expenditures (a)	$1,210	$1,843
(14)	Consolidated Capital Expenditures as a percent of sales	0.6%	1.0%
(15)	Increase in Consolidated Working Capital	$56,109	$(44,981)
(16)	The result of Consolidated Adjusted EBITDA less Consolidated Working Capital	$55,289	$110,345

(a)	These are Non-GAAP financial measures. Where the measure differs from its most comparable GAAP measure, a reconciliation to the most comparable GAAP measure has been provided on next page.

Reconciliation of Consolidated Adjusted EBITDA to Net Income based on GAAP:

	FY 2009	FY 2008
Net Income based on GAAP	$45,274	$30,444

Add:
Minority Interest	$0	$0
Purchase accounting adjustment	$0	$0
Consolidated Net Interest Expense	$3,234	$6,479
Provisions for taxes based on income	$8,296	$(4,398)
Total depreciation expense	$2,818	$4,264
Total amortization expense	$15,813	$23,413
EARP expense due to the change of control	$0	$0
Other non-cash items reducing Consolidated Net Income	$55	$7

Less:
Other non-cash items increasing Consolidated Net Income	$0	0

Consolidated Adjusted EBITDA	$75,490	$60,209

Reconciliation of Consolidated Working Capital to Working Capital based on GAAP:

	FY 2009	FY 2008
Working Capital based on GAAP	$401,569	$240,797
Less:
Cash & Cash equivalents	$429,368	$338,933
Current portion of Long Term Debt	$(48,000)	$(48,000)

Consolidated Working Capital	$20,201	$(50,136)

Defined terms have the definitions ascribed to such terms in the Company’s senior secured credit agreement.